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                                                                    EXHIBIT 99.1


                             BRAUNS FASHIONS CORPORATION
                           1992 DIRECTOR STOCK OPTION PLAN


     1.   PURPOSE; TYPE OF AWARDS AVAILABLE; CONSTRUCTION.

          The purpose of the 1992 Director Stock Option Plan of Braun's Fashions Corporation (the "Plan") is to provide a means whereby members of the Board of Directors of Braun's Fashions Corporation (the "Company") who are not employed as regular salaried officers or employees of the Company or any of its affiliates (collectively, "Nonemployee Directors," or singly, a "Nonemployee Director") may be given an opportunity to purchase shares of the Common Stock, par value $.0l per share, of the Company (the "Common Stock") pursuant to "non-qualified stock options" ("Options"). The Company believes that the Plan will assist the Company (a) in retaining and motivating Nonemployee Directors of the Company by providing them with an incentive to contribute to the long-term growth of the Company through ownership in the Company and (b) to relate the compensation of such Nonemployee Directors to the Company's Common Stock value and thereby more closely align the interests of the Nonemployee Directors and the Company's stockholders. The provisions of the Plan are intended to satisfy the requirements of Section 16(b) of the Securities Exchange Act of l934, as amended (the "Exchange Act") and shall be interpreted in a manner consistent with the requirements thereof, as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

     2.   DEFINITIONS.

          As used in this Plan, the following words and phrases shall have the meanings indicated:

          1. "Disability" shall mean a Nonemployee Director's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

          2.   "Fair Market Value"  per share as of a particular date shall mean
(i) the closing sales price per share of Common Stock on the national securities exchange on which the Common Stock is principally traded, for the last preceding date on which there was a sale of such Common Stock on such exchange, or (ii) if the shares of common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of such Common Stock in such market.

          3. "Option Price" shall mean the purchase price of the shares of Common Stock covered by an Option.

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     3.   ELIGIBILITY.

          Options to purchase 10,000 shares of Common Stock automatically will be granted to a Nonemployee Director at the time such Nonemployee Director becomes a member of the Board of Directors of the Company (the "Board of Directors") for the first time. The number of shares of Common Stock covered by an Option is subject to adjustment as provided in Section 7 hereof. The approval by the Company's stockholders of the Plan and the granting of Options to the Nonemployee Directors under this Plan shall constitute the only action required to determine the Nonemployee Directors to whom Options may be granted under this Plan and the number of shares of Common Stock which may be covered by Options granted to such Nonemployee Directors, no further action being requested of the Board of Directors.

     4.   COMMON STOCK.

          The maximum number of shares of Common Stock reserved for issuance under the Plan shall be 40,000, subject to adjustment as provided in Section 7 hereof. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company.

          If any outstanding award under the Plan should, for any reason expire, be cancelled or be terminated (other than in connection with the exercise of a Limited Right) without having been exercised in full, the shares of Common Stock allocable to the unexercised, cancelled or terminated portion of such award shall (unless the Plan shall have been terminated) become available for subsequent grants of awards under the Plan.

     5.   TERMS AND CONDITIONS OF OPTIONS.

          Each Option granted pursuant to the Plan shall be evidenced by a written stock option agreement between the Company and the Nonemployee Director receiving such Option (the "Option Agreement"), substantially in the form attached hereto as Exhibit A, which Option Agreement shall comply with and be subject to the following terms and conditions:

          1. NUMBER OF SHARES. Each Option Agreement, shall state that the Nonemployee Director has been granted an Option to purchase 10,000 shares of Common Stock, subject to adjustment as provided in Section 5 hereof.

          2. OPTION PRICE. The Option Price shall not be less than 100 percent of the Fair Market Value of the shares of Common Stock covered by the Option on the date of grant. The Option Price shall be subject to adjustment as provided in Section 6 hereof.

          3. MEDIUM AND TIME OF PAYMENT. The Option Price shall be paid in full, at the time of exercise, in cash or in shares of Common Stock having a Fair Market Value equal to such Option Price or in a combination of cash and Common Stock and may be effected in whole or in part with monies borrowed from the Company; provided, however, that each such method and time for payment and each such borrowing and terms and conditions of repayment shall be permitted by and be in compliance with applicable law.

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          4.   VESTING, TERM AND EXERCISABILITY OF OPTIONS.  Each Option
Agreement shall provide that Options granted thereunder will vest over a three
(3) year period, with one-third (1/3) of such Options becoming exercisable on each of the first, second and third anniversary of the date of grant. An Option may be exercised, as to any or all full shares of Common Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Company or its designated agent and submitting payment of the Option Price to the Company as provided in Section 5(f) hereof. Subject to Sections 5(e) and 5(f) hereof, the term of each Option shall be ten (10) years.

          5. TERMINATION. Except as provided in this Section 5(e) and Section 5(f) hereof, an Option may not be exercised by a Nonemployee Director unless such Nonemployee Director is then serving as a member of the Board of Directors shall terminate (other than by reason of death or Disability), all Options of such Nonemployee Director that are exercisable at the time of such termination of service as a member of the Board of Directors may, unless earlier terminated in accordance with their terms, be exercised within ninety (90) days after the date of such termination of service as a member of the Board of Directors.

          6. DEATH OR DISABILITY. If a Nonemployee Director shall die while serving as a member of the Board of Directors, or within ninety (90) days after the date of such Nonemployee Director's termination of service as a member of the Board of Directors, or if such Nonemployee Director's termination of service as a member' of the Board of Directors shall be due to Disability, all Options theretofore granted to such Nonemployee Director (to the extent otherwise exercisable) may, unless earlier terminated in accordance with their terms, be exercised by such Nonemployee Director or by such Nonemployee Director's estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by reason of the death or Disability of such Nonemployee Director, at any time within one (1) year after the date or death or Disability of such Nonemployee Director. In the event that an Option granted hereunder shall be exercised by the legal representatives of a deceased or former Nonemployee Director, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative to exercise such Option.

     6.   EFFECT OF CERTAIN CHANGES.

          1. If there is any change in the shares of Common Stock through the declaration of extraordinary dividends, stock dividends, recapitalization, stock splits, or combinations or exchanges of such shares, or other similar transactions, the number of shares of Common Stock available for awards under the Plan, the number of such shares covered by outstanding awards under the Plan, and the price per share of Outstanding Options shall be adjusted accordingly by the Company to reflect such change in the issued shares of Common Stock; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

          2. In the event of the dissolution or liquidation of the Company, in the event of any corporate separation or division, including, but not limited to, split-up, split-off or spin-off, or in the event of a merger or consolidation of the Company with another entity, or other similar transactions, the Company may provide that a Nonemployee Director shall have the right to exercise

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an Option (at its then Option Price) or to receive in respect of other types of awards the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such dissolution, liquidation, or corporate separation or division, or merger or consolidation by a Nonemployee Director of the number of shares of Common Stock subject to such award for which such award might have been exercised or realized immediately prior to such award might have been exercised or realized immediately prior to such dissolutions, liquidation, corporate separation or division, or merger or consolidation.

     7.   PERIOD DURING WHICH AWARDS MAY BE GRANTED.

          Awards may be granted pursuant to the Plan from time to time within a period of ten (10) years from the date the Plan is adopted by the Board of Directors, or the date the Plan is approved by the stockholders of the Company, whichever is earlier.

     8.   NONTRANSFERABILITY OF AWARDS.

          Awards granted under the Plan shall not be transferable otherwise then by will or by the laws of descent and distribution, and awards may be exercised or otherwise realized, during the lifetime of the Nonemployee Director, only by the Nonemployee Director or by his guardian or legal representative.

     9.   APPROVAL OF STOCKHOLDERS.

          The Plan shall take effect in accordance with Section 15 upon its adoption by the Board of Directors, but the Plan (and any grants of awards made prior to the stockholder approval mentioned herein) shall be subject to the approval of the holders of a majority of the issued and outstanding shares of voting securities of the Company entitled to vote, which approval must occur within twelve (12) months of the date the Plan is adopted by the Board of Directors.

     10.  AGREEMENT BY NONEMPLOYEE DIRECTORS REGARDING WITHHOLDING TAXES.

          As a condition of exercise of an Option or Limited Right or other realization of an award, each Nonemployee Director shall agree that no later than the date of exercise or other realization of an award granted hereunder, the Nonemployee Director will pay to the Company or make arrangements satisfactory to the Company regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of an Option or Limited Right or other realization of an award.

     11.  AMENDMENT AND TERMINATION OF THE PLAN.

          The Board of Directors at any time and from time to time may suspend, terminate, modify or amend the Plan; provided, however, that any amendment that any amendment that would increase the aggregate number of shares of Common Stock as to which awards may be granted under the Plan to an amount in excess of 40,000 (subject to adjustment as provided in Section 6 hereof), or materially increase the benefits accruing to Nonemployee Directors under the Plan, or materially modify the requirements as to eligibility for participation in the Plan shall be subject to the approval

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of the holders of a majority of the Common Stock issued and outstanding, except that any such increase or modification that may result from adjustments authorized by Section 6 hereof shall not require such approval. Notwithstanding the above, the provisions in Section 3 and Section 5 hereof shall not be amended more than once every six (6) months other than to comport with changes in the Internal Revenue Code of l986, as amended, or the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

     12.  RIGHTS AS A STOCKHOLDER.

          A Nonemployee Director or transferee of an award shall have no rights as a stockholder with respect to any shares covered by the award until the date of the issuance of a stock certificate to him or her for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 6 hereof.

     13.  BENEFICIARY.

          A Nonemployee Director may file with the Company a written designation of a beneficiary on such form as may be prescribed by the Company and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Nonemployee Director, the executor or administrator of the Nonemployee Director's estate shall be deemed to be the Nonemployee Director's beneficiary.

     14.  GOVERNING LAW.

          The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware.

     15.  EFFECTIVE DATE AND DURATION OF THE PLAN.

          This Plan shall be effective as of March 1, 1992, subject to the approval of the Plan by the stockholders of the Company, and shall terminate on the tenth (10th) anniversary of such date.